WidePoint Awarded New Cellular Wireless Managed Services 2.0 Task Order by U.S. Customs & Border Protection Worth Up to $27.5 Million

Fairfax, VA – October 1, 2025 – WidePoint Corporation (NYSE American: WYY), the federally certified provider of Trusted Mobility Management (TM2) and cyber solutions, today announced the award of a new Cellular Wireless Managed Services (CWMS) 2.0 Task Order to deliver managed mobility services for 30,000 cellular lines of service for U.S. Customs & Border Protection (CBP). The task order has a period of performance of one base year and one option period extending through December 2026. The total task order ceiling exceeds $27.5 million.

Jin Kang, WidePoint's CEO, stated: "WidePoint is proud to expand our service to Customs & Border Protection. Under this task order, WidePoint will continue to provide wireless devices and trusted mobility management. This task order is supported by our FedRAMP authorized ITMS™ Command Center Platform. WidePoint is honored to be a trusted partner to CBP."

WidePoint's Chief Revenue Officer, Jason Holloway, added: "WidePoint's FedRAMP authorized ITMS™ Command Center Platform is the preferred system of record for government agencies and commercial clients seeking enhanced security. A commitment to ensuring security is the differentiator that most matters in managing the mobile environment. WidePoint is at the forefront of delivering trusted mobility solutions that meet this challenge."

About WidePoint

WidePoint Corporation (NYSE American: WYY) is a leading technology Managed Solution Provider (MSP) dedicated to securing and protecting the mobile workforce and enterprise landscape. WidePoint is recognized for pioneering technology solutions that include Identity & Access Management (IAM), Mobility Managed Services (MMS), Telecom Management, Information Technology as a Service, Cloud Security, and Analytics & Billing as a Service (ABaaS). To learn more, visit https://www.widepoint.com.

WidePoint Investor Relations:
Gateway Group, Inc.
Matt Glover or John Yi
949-574-3860
WYY@gateway-grp.com